                                    [LOGO]

                                 EXHIBIT 10.46



                             PURCHASING AGREEMENT

                         Healthtrust Purchasing Group
                               Hospital Products



          SRI/Surgical Express, Sterile Recoveries, Inc.    (Vendor)
        -----------------------------------------------------


                    SURGICAL PRODUCTS & SERVICES (Products)


                         MAY 1, 2001  (Effective Date)

                               Table of contents

      1.0  Definitions..........................................................   3
      2.0  Relationship; Purchases/Distribution; Term; Capital Investment Risk..   5
      3.0  GPO Fees, Rebates, Reporting, Prices.................................   6
      4.0  Electronic Data Interchange..........................................   8
      5.0  Price Warranty.......................................................   8
      6.0  State Sales Or Use Taxes.............................................   9
      7.0  Vendor Delivery Performance and Purchaser Service....................   9
      8.0  Product Shipment, Risk Of Loss, Freight Payment and Title............  10
      9.0  Warranties and Disclaimer of Liability...............................  11
     10.0  Inspection...........................................................  13
     11.0  Indemnity............................................................  13
     12.0  Confidentiality......................................................  14
     13.0  Publicity............................................................  15
     14.0  Insurance............................................................  15
     15.0  Order Cancellation...................................................  16
     16.0  Termination of Agreement or  of Sole / Dual Source Status............  16
     17.0  Books, Records and Compliance Requirements...........................  17
     18.0  Reports..............................................................  19
     19.0  Assignment...........................................................  20
     20.0  Merger Of Terms, Modification, and Conflict of Terms.................  20
     21.0  Partial Invalidity...................................................  20
     22.0  Purchase Order Terms.................................................  20
     23.0  Personal Inducements.................................................  21
     24.0  Vendor Relations Policy..............................................  21
     25.0  Controlling Law......................................................  21
     26.0  Legal Fees...........................................................  21
     27.0  Product Bar Coding...................................................  21
     28.0  Minority Businesses Enterprises......................................  21
     29.0  Notices..............................................................  22

Exhibit A
Exhibit B
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                                    [LOGO]

                             PURCHASING AGREEMENT
                             --------------------

                         Healthtrust Purchasing Group
                         ----------------------------
                               Hospital Products
                               -----------------


This Purchasing Agreement (the "Agreement"), dated May 1, 2001, is entered into by Healthtrust Purchasing Group, L.P., a Delaware Partnership, having its principal place of business at One Park Plaza, Nashville, TN 37203 (hereinafter referred to as "HPG"), and the following entity:

SRI/Surgical Express, Sterile Recoveries, Inc.,
Address:   12425 Race Track Road
           Tampa, Florida 33626

(hereinafter referred to as "Vendor"), for the primary purpose of establishing the terms and conditions for members of HPG, to purchase certain products and services from Vendor.

          WHEREAS, HPG is organized as a group purchasing organization with various healthcare providers belonging to HPG as Participants (as is hereinafter defined);

          WHEREAS, Participants have entered into agreements with HPG ("Participation Agreements") which permit Participants to obtain products and services under purchasing agreements between HPG and its vendors, provided Participants comply with the purchaser obligations stated in the supply agreements and Participants' obligations under the Participation Agreements; and

          WHEREAS, Vendor desires to offer certain of its products and/or services to Participants.

          NOW, THEREFORE, HPG and Vendor hereby agree that Vendor shall provide its products and/or services to Participants in accordance with the following terms and conditions set forth herein:

1.0       Definitions
          -----------

          1.1 "Affiliates" as applied to any particular entity, is defined as those entities, businesses, facilities, and enterprises, that are controlled by, controlling, or under common control with a stated entity, including, without limitation, all parent corporations and their respective subsidiaries and affiliates, joint ventures, partnerships, limited liability companies and partnerships, together with any and

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                all entities and businesses to which any of the above described entities provide management services or purchasing services. "Control" as used herein means control through ownership of more than a majority interest in an entity, or control by contract.

          1.2 "Agreement" shall be defined as this Purchase Agreement, Exhibit A, Exhibit B, and any additional Exhibits and attachments referenced herein.

          1.3 "Commencement Date" shall be defined as the date Vendor will begin receiving orders from Purchaser for purchase of Products and Services pursuant to this Agreement.

          1.4 "Distributor" shall be defined as a product distributor designated by HPG to distribute Products to Participants on behalf of Vendor.

          1.5 "Dual Source Award" shall be defined as an agreement by HPG not to contract with more than one alternative supplier pursuant to which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

          1.6 "Effective Date" shall be defined as the date first stated in the opening paragraph to this Agreement, unless otherwise stated herein or in an Exhibit hereto.

          1.7 "Multi-Source Award" shall be defined as Vendor being designated as an approved source of Products and/or Services listed in Exhibit A with no limitation on HPG contracting for Participants to purchase comparable products and services from alternative suppliers under their contracts with HPG.

          1.8 "Participant(s)" shall be defined as member(s) of HPG who have entered into a written agreement with HPG that permits Participants to purchase products and services from various vendors having purchasing agreements with HPG ("Participation Agreement").

          1.9 "Optional Source Award" shall be defined as Vendor being designated as an approved source of the Products and/or Services listed in Exhibit A with no limitation on HPG or Participants contracting for purchasing comparable products and services from alternative suppliers or on Participants purchasing similar products and services from alternative suppliers on a non-contract basis.

          1.10 "Products" shall be defined as those goods listed in Exhibit A to this Agreement.

          1.11 "Purchaser" shall be defined as any Participant, or facility that is an Affiliate of a Participant, obtaining Product and/or Services from Vendor under this Agreement.

          1.12 "Services" shall be defined as those services listed in Exhibit A to this Agreement as well as any services provided by Vendor in connection with any Purchaser's purchase and/or use of Products.

          1.13 "Sole Source Award" shall be defined as an agreement by HPG not to contract with any alternative supplier pursuant to which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

          1.14 "Term" shall be defined as the period this Agreement is in effect, commencing on the Effective Date and expiring on the Expiration Date specified in Exhibit B to this Agreement.

     2.0  Relationship; Purchases / Distribution; Term; Capital Investment Risk
          ---------------------------------------------------------------------

          2.1 HPG represents and Vendor recognizes that HPG is a group purchasing organization. The parties acknowledge that it is their intent to establish a business relationship in which payments by Vendor to HPG and Purchasers comply with the exceptions to the Medicare and Medicaid Anti-Kickback statute set forth at 42 U.S.C. (S) 1320a-7b(b)(3) (A) and (C), the "safe harbor" regulations regarding discounts set forth in 45 C.F.R.
                (S) 1001.952(h), and the "safe harbor" regulations regarding payments to group purchasing organizations set forth in 45 C.F.R. (S) 1001.952(j); and the parties believe that the relationship contemplated by this Agreement is in compliance with those requirements.

          2.2 HPG and Vendor hereby agree that they are entering into this Agreement on an "Optional Source Award" basis unless otherwise designated in Exhibit B to this Agreement. SRI-Surgical Express shall be the primary vendor for the supply of sterile and non sterile reusable packs through its direct distribution network.

          2.3 All facilities of Participants qualifying under the definition of Purchasers and located in the United States or its territories shall be eligible to obtain Products and/or Services from Vendor under this Agreement, including but not limited to acute care facilities, hospitals, ambulatory surgery centers, alternate site entities, physician practices, clinics or any other kind of healthcare providers, as well as any Participant distribution centers qualifying as an Affiliate and servicing only such Participant's healthcare providers. HPG shall provide a list of eligible Purchasers, including additions, deletions, and revisions, updated on a monthly basis and Vendor agrees to promptly update its list of eligible Purchasers to include such additions, deletions and revisions to accurately reflect the name, address and COID for each eligible Purchaser.

          2.4 Payment for purchases made by Purchasers under this Agreement shall be the sole responsibility of the Purchaser and HPG shall have no responsibility or obligation for such payments.

          2.5 Upon receipt of an order from Purchaser (regardless of form or media used), unless Product is designated in Exhibit A as available only through a distributor, Vendor agrees to sell and deliver to Purchaser, the Products and/or Services listed in the order at the prices set forth in Exhibit A (including any discounts or rebates stated in Exhibit A), subject to and in accordance with the terms and conditions stated in this Agreement and any exhibits hereto. No minimum quantity or dollar amount shall apply to any order unless expressly stated in Exhibit B to this

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                Agreement. If any Product is designated as available only
                through a distributor, then Vendor's shipments of Product shall be to the Distributor designated by HPG and the terms and conditions of this Agreement which apply to shipment from Vendor to Purchaser shall not be applicable; and the prices listed in Exhibit A shall be the prices Vendor charges the Distributor, with the ultimate price paid by Purchaser determined by HPG and the Distributor. Otherwise, with respect to purchases of Products through distributors, all other terms and conditions of this Agreement shall apply to each purchase transaction by a Purchaser. Vendor shall assume total responsibility for obtaining from distributors purchase information for each Purchaser so that Vendors accurately pay and report on GPO fees and rebates (if any).

          2.6 Subject to the termination provisions of Section 16, this Agreement shall have a Term commencing on the Effective Date and expiring on the Expiration Date specified in Exhibit B to this Agreement, with the obligation of Vendor to first make Products and/or Services available hereunder beginning as of the Commencement Date. Except as otherwise provided herein, the provisions of this Agreement, including prices, shall remain in effect for the duration of the Term. Prices for Products and/or Services may not be increased except pursuant to a written amendment to this Agreement, that has been signed by both parties.

          2.7 Vendor assumes the full and complete risk of any capital investments Vendor makes to enable or enhance its capabilities to serve HPG and to provide Products and Services to Purchasers under this Agreement. In no event will HPG, any Participant of HPG, or any Purchaser assume any financial or other risk associated with capital investments made by Vendor as a result of or related to this Agreement.

          2.8 The terms set forth in this Agreement shall apply to each order by Purchaser, whether such order is communicated by Purchaser's Purchase Order form, EDI, internet e-commerce, facsimile, orally, or any other method, or whether reference is made to this Agreement.

     3.0  GPO Fees, Rebates, Reporting, Prices
          ------------------------------------

          3.1 In consideration for the administrative and other services HPG shall perform in connection with purchases of Products and Services under this Agreement by Purchasers , Vendor agrees to pay HPG GPO fees as provided in Exhibit B to this Agreement ("GPO Fees"). If a percentage is listed in Exhibit B for the GPO Fee, the percentage shall be applied against the net dollar volume of purchases of Products and Services by Purchasers during the applicable time period, (i.e., total sales less refunds and credits on returns, rebates and discounts). The payment of such GPO Fees is intended to be in compliance with the exception to the Medicare and Medicaid Anti-Kickback Statute set forth at 42 USC (S) 1320a-7b(b)(3)(C) and the "safe harbor" regulations set forth in 42 C.F.R. (S) 1001.952(j). The GPO Fees for purchases under this Agreement during each calendar quarter during the Term shall be paid to HPG within thirty (30) days from the end of the

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                calendar quarter. Vendor shall provide electronic reports with each GPO Fee payment that accurately list purchases upon which GPO Fees are based by Purchaser for the applicable quarter.

          3.2 Vendor agrees to pay rebates based on purchases of Products and/or Services by Purchasers in the amounts stated in Exhibit A to this Agreement, if any is stated therein. Rebates shall be payable to HPG for payment by HPG to Participants/Purchasers and shall be based on purchases by Purchasers under this Agreement made during each calendar quarter during the Term within thirty
                (30) days from the end of the calendar quarter. The payment of rebates is intended to be in compliance with the exception to the Medicaid and Medicare Anti-Kickback Statute set for at 42 USC (S) 1320a-7b(b)(3)(A) and the "Safe Harbor" regulations set forth in 42 CFR (S) 1001.952(h). Vendor shall provide electronic reports with each rebate payment that contain sufficient detail to permit HPG to accurately pay the appropriate amounts to each Participant/Purchaser.

          3.3 The Vendor reports submitted pursuant to Paragraph 3.1 and 3.2 shall include a listing of each Purchaser by the Purchaser "COID" number supplied with HPG's list of eligible Purchasers. If Vendor uses its own customer identification number, then Vendor shall also provide a cross-reference to each Purchaser by the Purchaser "COID" number.

          3.4 Vendor acknowledges that failure to promptly pay rebates or to submit accurate reports will delay HPG's payment of rebates to Participants and Purchasers, thereby potentially causing Participants and Purchasers to be unable to accurately complete cost reports required under United States government reimbursed healthcare programs.

          3.5 HPG shall have the right to charge, and Vendor agrees to pay, a fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any GPO Fees and Rebates not paid in accordance with the above time requirements. Timely payment without the required reports shall be considered as non-payment until reports meeting the above requirements have been delivered to HPG.

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          3.6   GPO Fees and Rebates shall be sent to HPG as follows:

                         For wire payments:  Healthtrust Purchasing Group
                                             C/o Wachovia Bank
                                             ABA #053100494
                                             Account #8739009157
                                             P.O. Box 751576
                                             Charlotte, NC 28275-1576

                         For checks:         Healthtrust Purchasing Group
                                             Lockbox 751576
                                             Charlotte, NC 28262

          3.7 In addition to the Product pricing listed in Exhibit A to this Agreement, on or prior to the Effective Date, Vendor agrees to provide HPG with an electronic copy of Exhibit A that conforms with standards set forth by HPG.

     4.0  Electronic Data Interchange
          ---------------------------

          Order placement, order confirmation, change orders and invoices for Products and Services obtained pursuant to this Agreement shall be sent by use of Electronic Data Interchange ("EDI"), except where a Vendor or Purchaser does not have EDI capability or as otherwise authorized pursuant to Exhibit B. Vendor acknowledges that many Participants will transition from EDI ordering systems to internet based electronic market place systems for order placement and confirmation and agrees to implement the e-commerce system offered by "Medibuy.com" in accordance with terms mutually agreed to between Medibuy.com and Vendor. Vendor agrees to reasonably cooperate with HPG and Medibuy.com in facilitating efficient transactions between HPG Participants and Facilities, and if applicable, any distributor, through the Medibuy.com e-commerce system. Vendor acknowledges that there is a cost associated with access to and use of the Medibuy.com e-commerce system and that the Vendor will not have access to the e-commerce system unless it negotiates a user agreement, including its financial terms, with Medibuy.com.

     5.0  Price Warranty
          --------------

          5.1 Vendor represents and warrants that the prices charged for the Products and/or Services purchased hereunder, net of all discounts and rebates, do not exceed Vendor's net prices for the particular Products and/or Services charged to others who are the same class of purchaser as are Purchasers and who purchase in comparable volume and terms of purchase.

          5.2 If Vendor provides any general price decreases for Products to a substantial number of its customers during the Term, Vendor agrees to make such decreases available to Purchasers immediately and in like amounts.

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

     5.3 Purchaser shall have the right to set-off against any amount it owes to Vendor, the amount of any claim Purchaser may have against Vendor as a result of Vendor's breach of its representations, warranties, and obligations contained in this Agreement or any other agreement between Vendor and Purchaser and/or Affiliates of Purchaser.

6.0  State Sales Or Use Taxes
     ------------------------

     6.1 Vendor shall collect from Purchaser and remit to the state wherein each Purchaser is located, all proper sales and use taxes imposed by that State on any transactions by Purchaser under this Agreement, if any. Each invoice to Purchaser shall clearly and separately state the amount of such tax.

     6.2 Vendor shall furnish to HPG and each Purchaser, upon request, an electronic file of tax rates by item and by taxing authority to help ensure Purchaser's item files reflecting the taxable status and taxable amounts are reconciled for each Product item purchased from Vendor. An indication of taxable status shall be provided for each invoice line item on all invoices to allow each Purchaser to identify any discrepancies noted on the taxable amount. Vendor shall furnish to HPG and each Purchaser, upon request, a copy of Vendor's registration certificate and number within each taxing jurisdiction prior to collecting such sales or use taxes. If a Purchaser's purchase is tax exempt, such Purchaser shall furnish Vendor with any documents necessary to demonstrate its tax-exempt status.

     6.3 Vendor shall provide to each Purchaser, upon request, Vendor's Federal Tax Identification number.

7.0  Vendor Delivery Performance and Purchaser Service
     -------------------------------------------------

     7.1 Vendor warrants that it shall maintain in inventory at appropriate locations, sufficient quantities of each Product and shall both choose a transportation mode and carrier and provide said carrier with appropriate instructions, to ensure that any Purchaser ordering Product will receive delivery within seven (7) calendar days of the date the order is received by Vendor, unless a different delivery schedule is stated in Exhibit A or B, in which case the stated delivery schedule time period in Exhibit A shall apply to this warranty. This delivery performance warranty shall become effective with respect to each such Product, thirty (30) calendar days from the Effective Date of this Agreement, if such Product is listed in Exhibit A, or from the date such Product is later added to Exhibit A of this Agreement.

     7.2 If Vendor anticipates that it will not be able to deliver any particular Product ordered by any Purchaser within the later of (i) seven (7) calendar days following either the date of receipt of the order (or within the delivery schedule of Exhibit A or B, if applicable) (ii) or the date of delivery stated in the order, Vendor shall immediately notify the Purchaser and work with the Purchaser to resolve the supply issue to Purchaser's satisfaction. This resolution may include assistance in the identification and location of an acceptable substitute at the same or lower pricing as the unavailable Product. Vendor shall be responsible for paying additional costs for any expedited shipment of Products required to meet the delivery obligations stated in this Agreement. However, Purchaser shall be required to pay any additional freight charges for any shipment where Purchaser requests a delivery period shorter than that stated in this Agreement. Payment of such additional shipping charges shall be in accordance with the Freight Payment terms of Exhibit B.

     7.3 If Vendor is unable to ship Product or provide Services within the time periods specified in this Agreement or applicable order, Purchaser shall have the right to either cancel the order, in whole or part, to accept alternative delivery dates, or to order a replacement from another source, in addition to any other rights of Purchaser arising under this Agreement or by law. If Vendor backorders Product for any order or portion thereof which it is unable to ship for delivery within the required time period, and Purchaser does not cancel such order, or portion thereof, any incremental expedited freight charges associated with shipment of the Product back ordered shall be paid by Vendor, even if Purchaser requested such expedited shipment.

     7.4 If a competitive product must be purchased by Purchaser at a higher net cost, including freight, as a substitute for the Product not delivered by the Vendor within the required time period, Vendor shall reimburse Purchaser for the additional reasonable cost incurred.

     7.5 Vendor shall provide Purchaser Service support staff for receipt of telephone calls and facsimiles from Purchasers and HPG for the purpose of resolving issues related to this Agreement. Vendor's Purchaser Service representatives shall be available between 8:00 A.M. and 8:00 P.M. Eastern time, Monday through Friday, except for holidays.

     7.6 Neither Purchaser nor HPG shall be deemed to be in breach of any Sole Source Award or Dual Source Award terms of this Agreement (if any) as a result of the purchase of replacements for Product that Vendor is unable to provide as required by the terms of this Agreement.

8.0  Product Shipment, Risk Of Loss, Freight Payment and Title
     ---------------------------------------------------------

     8.1 Terms for shipment of Product, freight payment responsibility and transfer of title shall all be in conformance with the provisions in this Section 8 and Exhibit B to this Agreement.

     8.2 Vendor assumes all responsibility for proper packaging of Products for safe shipment to Purchaser, in accordance with both the packing and shipping regulations of the transportation service provider, and also, if applicable, the packaging, marking, labeling and shipping paper requirements of the US Department of Transportation's Hazardous Material Regulations.

     8.3 Title and risk of loss or damage pass to Purchaser upon receipt of goods.

     8.4 No "Handling" or "Shipping and Handling" charges shall be added to the invoice or paid by Purchaser. Purchaser shall have no obligation to pay "Handling" and "Shipping and Handling charges".

     8.5 If Vendor receives any rebate from a transportation provider, attributable either in whole or in part to a shipment made pursuant to this Agreement, wherein payment for freight is either freight collect or separately billed to Purchaser, Vendor shall remit the rebate, or a pro-rata portion thereof, to Purchaser.

9.0  Warranties and Disclaimer of Liability
     --------------------------------------

     9.1  Vendor warrants to HPG and Purchasers that at the time of sale the
          Products:

          9.1.1 are new and not used, remanufactured or reconditioned (unless specified in the order); unless they are provided as reusable Products to be returned to Vendor for reprocessing after use, e.g., (gowns, basins).

          9.1.2   are fit and sufficient for the purposes intended;

          9.1.3 are merchantable, of good quality and free from defects, whether patent or latent, in design, materials or workmanship;

          9.1.4 conform to or exceed United States government approved grading applicable at time of shipment to Purchaser (if any);

          9.1.5 conform to all applicable federal, state and local laws, regulations and ordinances, including Federal Drug Administration rules, regulations, guidelines and required approvals, as well as requirements imposed by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and Medicare/Medicaid conditions of participation; and

          9.1.6 conform with statements in Vendor's advertising literature, user documentation, specifications, and written warranties for the Products;

          9.1.7 are listed with Underwriters Laboratory or a nationally recognized testing laboratory as suitable for use in a healthcare facility, if such listing is available for Products;


     9.2 Vendor further warrants to HPG and Purchasers that it has good title to the Products supplied and that the Products are free and clear from all liens and encumbrances.

     9.3 Vendor represents that it has investigated the design and specifications for all Products, including any design and specifications furnished by HPG or any Purchaser, to determine if any of the Products infringe the patent, trademark or copyrights of any third party, and has determined that, and hereby expressly warrants that the Products and the use thereof by Purchaser in the manner intended by Vendor do not infringe the patent, trademark or copyrights of any third party. To the extent Purchaser's purchase and/or use of any Products infringes any intellectual property rights owned by Vendor or any Affiliates of Vendor, provided Purchaser has paid the purchase price for Products, Vendor hereby expressly grants Purchaser a non-exclusive license under such intellectual property rights to use the Products.

     9.4 If Vendor is required to provide any Services under this Agreement, Vendor expressly warrants to HPG and Purchasers that such Services shall be performed timely, in a workman-like manner, consistent with industry standards; in compliance with applicable federal, state and local laws and regulations; and otherwise in conformance with any standards provided in an exhibit to this Agreement.

     9.5 The express warranties provided in this Agreement, together with any additional warranties of Vendor, shall run to Purchaser, its successors and permitted assigns and shall survive termination of this Agreement.

     9.6 In the event any Product is to be recalled, whether voluntarily or as required by a governmental entity, Vendor shall assume all responsibility and costs for implementing such recall. Vendor shall manage the recall in accordance with applicable laws, regulations and government directives, and assume responsibility for communicating necessary details on the recall to all Purchasers. Vendor shall pay all freight costs incurred for the return of recalled Products and shall credit or reimburse each Purchaser for Purchaser's original costs, including freight, in acquiring Product.

     9.7 Vendor represents that it has and maintains a Disaster Recovery Plan to ensure delivery of Product in the event of a natural disaster at its primary manufacturing and distribution locations, and agrees to review such plan with HPG upon request.

     9.8 Except as otherwise expressly provided herein, neither party shall be liable to the other party for the other party's special, consequential, incidental or indirect damages, however caused, on any theory of liability, and whether or not they have been advised of the possibility of such damages.

10.0  Inspection
      ----------

      All Products shall be subject to inspection and approval upon receipt by Purchaser. Any Products which do not comply with Purchaser's purchase order or which are defective, whether discovered at time of receipt or at a later time, may be rejected by Purchaser irrespective of date of payment therefor. Purchaser may hold any Product rejected for reasons described hereunder pending Vendor's instructions, or Purchaser, at Purchaser's option, may return them to Vendor at Vendor's expense, F.O.B. Origin, Freight Collect.

11.0  Indemnity
      ---------

      11.1 Vendor agrees to and does hereby defend, indemnify and hold harmless HPG and each Purchaser, their Affiliates, successors, assigns, directors, officers, agents and employees ("HPG Indemnitees") from and against any and all liabilities, demands, losses, damages, costs, expenses, fines, amounts paid in settlements or judgments, including without limitation, costs, reasonable attorneys' fees, witnesses' fees, investigation expenses, cost of management time, any and all out-of-pocket expenses, consequential damages, and all other expenses and costs incident thereto (collectively referred to as "Damages") resulting from: (i) any claim, lawsuit, investigation, proceeding, regulatory action, or other cause of action, that may be suffered by reason of any loss, damage, death, injury, and/or other reason arising out of or in connection with Products furnished or Services performed by Vendor pursuant to this Agreement ("Injury"), unless the Injury was caused solely by reason of Purchaser's negligence; (ii) the breach or alleged breach by Vendor of the warranties or representations contained in this Agreement or in materials furnished by Vendor, or (iii) any infringement or alleged infringement of any patent, trademark, copyright or trade secret right resulting from the purchase of Products and/or Purchasers' use thereof, as well as from receipt of any Services provided hereunder. If the Injury is caused by the negligence of both Vendor and any of the HPG Indemnities, the apportionment of said Damages shall be shared between Vendor and such HPG Indemnities based upon the comparative degree of each party's negligence and each party shall be responsible for its own defense and its own costs including but not limited to the cost of defense, attorneys' fees and witnesses' fees and expenses incident thereto.

      11.2 In the event that any demand or claim is made or suit is commenced against HPG Indemnitees for which Vendor has an indemnity obligation under Paragraph 11.1 above, written notice of such shall be provided to Vendor, and such HPG Indemnitees shall cooperate with Vendor in the defense of the demand, claim or suit to whatever reasonable extent Vendor requires, and Vendor shall have the right to compromise such claim to the extent of its own interest and shall undertake the defense of any such suit. Notwithstanding, if Vendor fails to assume its obligation to defend, HPG Indemnitees may do so to protect their interest and seek reimbursement from Vendor. Vendor consents to venue in and jurisdiction of any court in which a lawsuit is filed against HPG, Purchaser, HPG Indemnitees, or any of their Affiliates asserting one or more claims from and against which Vendor is obligated to defend, hold harmless or indemnify HPG, Purchaser, HPG Indemnitees, or any of their Affiliates.

12.0  Confidentiality
      ---------------

      12.1 During the term of this Agreement and surviving its expiration or termination, Vendor will regard and preserve as confidential all information related to the business of HPG, Purchaser and its Affiliates, clients and patients that may be obtained as the result of performance under this Agreement. Vendor will not, without first obtaining HPG's prior written consent, disclose to any person, firm or enterprise or use for its benefit any information relating to Product prices, pricing methods, processes, financial data, lists, apparatus, statistics, programs, research, development or related information of HPG, Purchaser, or their Affiliates concerning their past, present or future business activities or plans, and results or terms of the sale of Products or provision of Services by Vendor under this Agreement. This confidentiality obligation does not apply to: (a) information that is publicly known prior to the disclosure or becomes publicly known through no wrongful act of the Vendor; (b) information that was in lawful possession of the Vendor prior to the disclosure and was not received as a result of any breach of confidentiality with respect to HPG, Purchaser or their Affiliates;
            (c) information that was independently developed by Vendor outside the scope of this Agreement, or (d) information which Vendor is required to disclose pursuant to court order or regulatory agency request. In the event of a request for disclosure falling under part
            (d) above, immediate notice of such request shall be provided to HPG and the Purchaser in order to provide an opportunity to oppose such request for disclosure.

      12.2 HPG shall have the right to use Vendor pricing information on Products and Services for HPG's internal analyses and for creating pricing evaluations for disclosure to potential Participants pursuant to a confidentiality agreement. HPG shall also have the right to disclose such information to third parties under a confidentiality agreement for performance of such analysis. HPG shall have the right to disclose the terms of this Agreement to Participants and to also provide copies of this Agreement to potential purchasers of any Purchaser being offered for sale by a Participant, provided such disclosure is made pursuant to the terms of a confidentiality agreement executed by the potential purchaser. HPG shall have the right to provide Product and Service pricing information to third party e-commerce companies which process orders between Purchaser and Vendor.

      12.3  HIPAA Requirements. Vendor agrees to comply with the applicable
            ------------------
            provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. (S) 1320d through d-8 ("HIPAA"), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 CFR Part 164 (the "Federal Privacy Regulations") and the federal security standards as contained in 45 CFR Part 142 (the "Federal Security Regulations"). Vendor agrees not to use or further disclose any protected health information, as defined in 45 CFR 164.504, or individually identifiable health information, as defined in 42 U.S.C. (S) 1320d (collectively, the "Protected Health Information"), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA, including without limitation the Federal Privacy Regulations and the Federal Security Regulations. Vendor will implement appropriate safeguards to prevent the use or disclosure of a patient's Protected Health Information other than as provided for by this Agreement. Vendor will promptly report to "HPG and/or Purchaser" any use or disclosure of a patient's Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Vendor becomes aware. In the event Vendor, with "HPG and/or Purchaser's approval, contracts with any Vendors or agents to whom Vendor provides a patient's Protected Health Information received from Vendor, Vendor shall include provisions in such agreements whereby the Vendor and agent agree to the same restrictions and conditions that apply to Vendor with respect to such patient's Protected Health Information. Vendor will make its internal practices, books, and records relating to the use and disclosure of a patient's Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and the Federal Security Regulations. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by Vendor or "HPG and/or Purchaser" by virtue of this Section.

13.0  Publicity
      ---------

      Vendor agrees not to advertise, publicly disclose, or otherwise publicly discuss this Agreement, the terms herein, and its business relationship with HPG, Purchasers, and their Affiliates, except as is required to perform under this Agreement. Any public announcement of the existence of this Agreement or the relationship created hereby, must be first approved by HPG in writing. The text of any proposed announcements shall be submitted in writing to: Vice-President, National Agreements, Healthtrust Purchasing Group, One Park Plaza, Nashville, TN 37203. Approval cannot be unreasonably withheld before public release of the disclosure submitted for approval. Any violation of this provision shall be considered a material breach of this Agreement, conferring on HPG the right to terminate this Agreement immediately without any right of Vendor to cure such breach.

14.0  Insurance
      ---------

      During the term of this Agreement, Vendor shall maintain at its own expense, commercial general liability insurance for bodily injury, death and property loss and damage (including coverages for product liability, completed operations, contractual liability and personal injury liability) covering Vendor for claims, lawsuits or damages arising out of its performance under this Agreement, and any negligent or otherwise wrongful acts or omissions by Vendor or any employee or agent of Vendor, with HPG and Purchasers listed as additional insureds. All such policies of insurance may be provided on either an occurrence or claims-made basis, and shall provide limits of liability in the minimum amount of one million dollars ($1,000,000) per occurrence with an annual aggregate of three million dollars ($3,000,000). If such coverage is provided on a claims made basis, such insurance shall continue throughout the term of the Agreement; and upon the termination of this Agreement, or the expiration or cancellation of the insurance, Vendor shall purchase or arrange for the purchase or arrange for the purchase of, either an unlimited reporting endorsement ("Tail" Coverage), or "Prior Acts" coverage from the subsequent insurer, with a retroactive date on or prior to the effective date of this Agreement. Upon HPG's request, Vendor, or Vendor's agent, shall provide HPG with a copy of all such policies and/or certificates of insurance satisfactory to HPG, evidencing the existence of all coverage required hereunder. Vendor shall require its insurance carriers or agents to provide HPG, and Vendor shall also provide HPG with not less than thirty (30) days' prior written notice in the event of a change in the liability policies of Vendor.

15.0  Order Cancellation
      -------------------

      Purchaser may cancel any order arising out of this Agreement in whole or in part, without liability if, (i) Products have not been shipped as of date of receipt of notice of cancellation, (ii) Product deliveries are not made at the time and in the quantities specified; (iii) Products infringe or are alleged to infringe any patent, trademark, copyright or trade secret right or (iv) Products fail to comply with any applicable law or regulation. To cancel, Purchaser shall give notice to the Vendor in writing, and to the extent specified therein, Vendor shall immediately terminate deliveries under the order.

16.0  Termination of Agreement or of Sole / Dual Source Status
      --------------------------------------------------------

      16.1  Termination with Cause. Vendor and HPG shall both have the right to
            ----------------------
            terminate this Agreement in its entirety in the event of a breach of the terms hereof by the other party which is not cured within thirty
            (30) calendar days following receipt of written notice thereof specifying the breach.

      16.2  Termination without cause. Vendor and HPG shall both have the right
            -------------------------
            to terminate this Agreement in its entirety without cause by providing at least sixty (60) days' prior notice, without any liability to the other party for such termination.

      16.3  Remedies. Any termination by either party, whether for default or
            --------
            otherwise, shall be without prejudice to any claims for damages or other rights against the other party that preceded termination.

      16.4  Change of Control.  HPG shall also have the right to terminate this
            ------------------
            Agreement upon thirty (30) days' prior notice upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of Vendor or its ultimate parent or any permitted assignee (upon assignment to such assignee) or in the event that more than 49% Vendor ownership interest in or its ultimate parent or any such permitted assignee is transferred to an independent third party entity unless new entity agrees to honor all obligations.

      16.5  Inventory of Termination.  With respect to any Products that are
            -------------------------
            available through a third party distributor, upon termination or expiration of this Agreement, Vendor agrees that it will purchase from the distributor the Products remaining in distributor's inventory thirty (30) days following termination or expiration. Such remaining product shall be shipped back to Vendor freight collect, FOB origin.

     16.6 Termination of Sole / Dual Source Status. Upon fifteen (15) calendar
          ----------------------------------------
          day notice, HPG shall have the right to convert any Sole or Dual Source Product designation in this Agreement to a "Optional Source" designation, with no change in pricing from the Sole or Dual Source pricing, if Vendor fails to maintain at least a 95% fill rate for all Products for all Purchasers. "Fill rate" as used herein shall be described as the average of the individual fill rates for all Dual and Sole Source Products ordered during any calendar month. The fill rate for any individual Product is the ratio of total units ordered for such Product divided into the total unit delivered within the delivery schedule requirements of Section 7 of this Agreement.

     16.7 Survival of Terms. Any terms in this Agreement which by their nature
          -----------------
          must survive after the Term of this Agreement to give their intended effect shall be deemed to survive termination of this Agreement.

17.0 Books, Records and Compliance Requirements
     ------------------------------------------

     17.1 To the extent the requirements of 42 CFR 420.300 et seq. are applicable to the transactions contemplated by this Agreement, Vendor agrees to make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the General Accounting Office ("GAO") and their authorized representatives, all contracts, books, documents and records relating to the nature and extent of costs hereunder until the expiration of four (4) years after Products and Services are furnished under this Agreement.

     17.2 If Vendor carries out its obligations under this Agreement through a subcontract worth $10,000 or more over a twelve month period with a "related" organization, the subcontract will also contain clauses substantially identical to Paragraphs 17.1 through 17.8 and will permit access by HPG, the HHS, GAO and their representatives to the "related" organization's books and records.

     17.3 Vendor agrees to comply at all times with the regulations issued by the Department of Health and Human Services published at 42 CFR 1001, and which relate to Vendor's obligation to report and disclose discounts, rebates and other price reductions to HPG and Purchasers for Products and/or Services purchased under this Agreement. Where a discount or other reduction in price of the Products is applicable, the parties also intend to comply with the requirements of 42 U.S.C.
          (S)1320a-7b(b)(3)(A) and the "safe harbor" regulations regarding discounts or other reductions in price set forth at 42 C.F.R.
          (S)1001.952(h). In this regard, the parties acknowledge that Vendor will satisfy any and all requirements imposed on sellers by these regulations and Purchaser will satisfy any and all applicable requirements imposed on buyers by these regulations. Thus, in cases where the Vendor forwards to Purchaser an invoice that does not reflect the net cost of Products and/or Services to the Purchaser, the Vendor shall include the following language or comparable language on such invoice:

               "This invoice does not reflect the net cost of supplies to Purchaser. Additional discounts or other reductions in price may be paid by Vendor and may be reportable under federal regulations at 42 C.F.R. (S)1001.952(h)."

          In cases where the Vendor forwards to Purchaser an invoice that does reflect a net cost of Products and/or Services after a discount to the Purchaser, the Vendor shall include the following language or comparable language on such invoice:

               "This invoice reflects the net price of supplies to Purchaser. This price is net after a `discount or other reduction in price' and the net price as well as any discount may be reportable under federal regulations at 42 C.F.R. (S)1001.952(h)."

          In cases where Vendor sends Purchaser an invoice listing charges that include a capital cost component (e.g., equipment that must be either capitalized or reported as lease expense) and a operating cost component (e.g., services and/or supplies), Vendor shall issue separate invoices to Purchaser for each component. The price for all capital component items must be reported on the invoice at the net price, with no discount or rebate to be received separately or at a later point in time.

     17.4 HPG is not a federal government contractor; however some of the Purchasers that will purchase from Vendor under this Agreement may be federal government contractors or subcontractors. Vendor acknowledges that purchase orders by any such entities incorporate the contract clauses regarding equal employment opportunity and affirmative action contained in 41 CFR 60-1.4 (Executive Order 11246), 41 CFR 60-250.4 (Vietnam Era Veterans Readjustment and Assistance Act), and 41 CFR 60-
          741.5 (Rehabilitation Act).

     17.5 HPG shall have the right, during normal business hours and with reasonable advance notice, to review and photocopy Vendor's books, documents and records (whether in hard copy, electronic or other form) that pertain directly to the accounts of HPG, Participants, Purchasers, and their Affiliates, the fees payable to Vendor under this Agreement, the GPO Fees and rebates payable by Vendor for the Products and Services provided by Vendor hereunder. The audit may be conducted by HPG employees or by an external auditing firm selected by HPG. The cost of audit, including the cost of the auditors and reasonable cost of copies of books, documents, and records shall be paid by HPG. HPG shall have no obligation to pay any other costs incurred by Vendor, or its employees and agents in cooperating with HPG in such audit.

     17.6 Vendor represents and warrants to HPG, Purchasers and their Affiliates that Vendor and its directors, officers, and employees (i) are not currently excluded, debarred, or otherwise ineligible to participate in the Federal health care programs as defined in 42 USC (S) 1320a-7b(f) (the "Federal healthcare programs"); (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal healthcare programs, and (iii) are not under investigation or otherwise aware or any circumstances which may result in Vendor being excluded from participation in the Federal healthcare programs. This shall be an ongoing representation and warranty during the term of this Agreement and Vendor shall immediately notify HPG of any change in the status of the representations and warranty set forth in this section. Any breach of this section shall give HPG the right to terminate this Agreement immediately for cause.

     17.7 Vendor represent and warrants that it has not made, is not obligated to make, and will not make any payment or provide any remuneration to any third party in return for HPG entering into this Agreement or for any business transacted under this Agreement.

     17.8 HPG's rights under this Section 17 shall survive for a period of four
          (4) years after termination or expiration of this Agreement.

18.0 Reports
     -------

     Vendor shall be required to furnish to HPG quarterly sales volume reports, including rebate amounts and GPO Fees earned (excluding payments), concerning the purchases of Products and Services by each Purchaser at the following address:

          Vice-President, National Agreements
          Healthtrust Purchasing Group, LP
          One Park Plaza
          Nashville, TN  37203
19.0 Assignment
     ----------

     Neither party shall assign this Agreement in whole or in part, or subcontract their obligations hereunder, without the prior written consent of the other party. Any assignment or subcontract without such prior consent shall be void and have no effect. Notwithstanding, HPG may assign without obtaining consent from Vendor, HPG's rights and obligations under this Agreement, (a) to any entity which is an Affiliate of HPG, and (b) to a successor entity of HPG as part of an internal reorganization of HPG which results in HPG being organized in a different legal entity or corporate form, whether through conversion or merger. Subject to the foregoing, all terms, conditions, covenants and Agreements contained herein shall inure to the benefit of, and be binding upon, any successor and any permitted assignees of the respective parties hereto. It is further understood and agreed that consent by either party to such assignment in one instance shall not constitute consent by the party to any other assignment.

20.0 Merger of Terms, Modification, and Conflict of Terms
     ----------------------------------------------------

     This Agreement terminates and supersedes any existing agreement between HPG and Vendor pertaining to the same Products and/or Services. This Agreement, as executed and approved, shall not be modified except by written amendment, expressly stating an intent to modify the terms of this Agreement, and signed by the parties hereto. In the event of any conflict between the terms herein and the terms of any Exhibit hereto, the priority for control, from first to last priority, shall be Exhibit B, Exhibit A, and then the terms herein.

21.0 Partial Invalidity
     ------------------

     In the event that any provision of this Agreement should for any reason be held invalid, unenforceable or contrary to public policy, the remainder of the Agreement shall remain in full force and effect notwithstanding.

22.0 Purchase Order Terms
     --------------------

     The terms of any purchase order issued by a Purchaser shall not apply to purchases of Products and Services hereunder, except as necessary to designate specific Products and Services, quantities, delivery dates, and other similar terms that may vary from order to order; and the terms of this Agreement, to the extent applicable, shall be deemed incorporated in such purchase orders. The terms and conditions contained in any invoice, bill of lading, or other documents supplied by Vendor are expressly rejected and superseded by this Agreement and shall not be included in any contract with Purchaser.

23.0 Personal Inducements
     --------------------

     No personal cash, merchandise, equipment or other items of intrinsic value shall be offered by or on behalf of Vendor to HPG or Purchasers and/or their employees, officers, or directors as an inducement to purchase from Vendor.

24.0 Vendor Relations Policy.  Vendor acknowledges that HPG has a Vendor
     ------------------------
     Relations Policy relating to ethics and compliance issues between suppliers and HPG, and that it has received a copy of this policy. The Vendor Relations Policy is also available through the internet at:
     http://www.hcahealthcare.com/Ethics/Policies/mm/mm.002.doc.
     ----------------------------------------------------------

25.0 Controlling Law
     ---------------

     The performance of the parties under this Agreement shall be controlled and governed by the laws of the State of Tennessee, excluding conflicts of law provisions, and jurisdiction and venue for any dispute between Vendor and HPG concerning this Agreement shall exclusively rest within the State and Federal Courts of Davidson County, Tennessee.

26.0 Legal Fees
     ----------

     In the event of any litigation between Vendor and Purchaser or HPG that relates to this Agreement, the prevailing party shall recover its costs, expenses and legal fees (including reasonable attorneys' fees).

27.0 Product Bar Coding
     ------------------

INTENTIONALLY OMITTED.
28.0 Minority Businesses Enterprises
     -------------------------------

     28.1 HPG and Vendor hereby acknowledge their respective corporate policies and practices to encourage the participation of Minority Business Enterprises ("MBE's") in their procurement processes and their desire to work together to encourage their use of MBE's in fulfillment of the obligations under this Agreement. As used in this Agreement, "MBE's shall be defined to include any company certified as a minority owned business by the National Minority Supplier Development Council or any local affiliates thereof, or any Federal, National, State, Municipal, or Local agencies that certify minority businesses in accordance with PL. 95-507.

     28.2 Vendor recognizes and acknowledges that in conjunction with HPG's efforts to involve MBE's in its contracting process that HPG may enter into purchasing agreements with MBE's which will enable HPG Participants and their Facilities to purchase supplies and/or equipment equivalent to those listed as Products under this Agreement. In such event, notwithstanding any other terms of this Agreement to the contrary, the parties agree that if HPG enters into any such agreement(s) with any MBE's that such will not be deemed to be a breach of this Agreement by HPG, nor will any purchases by HPG Participant or their Facility from MBE's be deemed to be a breach of this Agreement.

     28.3 Vendor shall, on a quarterly basis, identify and report in writing to HPG, all MBE activities in which it participates, specifically identifying such activities and purchases relating to Products and Services obtained under this Agreement. Vendor shall identify in such reports any first and second tier MBE's it or its subcontractors have used during the reporting period. The MBE reports shall otherwise comply with format and content mutually agreed to by both parties. The MBE contact for Vendor shall be the person listed in Exhibit B. The MBE contact for HPG shall be:

               Director of Diversity Programs
               c/o Triad Hospitals, Inc.
               13455 Noel Road
               Dallas, TX  75240

29.0 Notices
     -------

     Notices under this Agreement shall all be in writing, effective upon receipt and shall be sent by any of the following methods (a) facsimile with return facsimile acknowledging receipt; (b) United States Postal Service certified or registered mail with return receipt showing receipt; or (c) courier delivery service with proof of delivery; or (d) personal delivery. Either party hereunder may change the names and addresses for receipt of notices by notice given as provided for herein. Notices to Vendor shall be sent to the person and address listed in Exhibit B. Unless stated otherwise in this Agreement, notices to HPG shall be sent as follows:

          Vice President, National Agreements
          Healthtrust Purchasing Group, LP
          One Park Plaza
          Nashville, TN  37203



     IN WITNESS WHEREOF, the parties hereby indicate their acceptance of the terms of this Agreement by the signatures of their authorized representatives.

Healthtrust Purchasing Group, LP:                     SRI/Surgical Express
a Delaware limited partnership
by CMS GP, LLC
a Delaware limited liability company
its general partner

By: /s/ Beverly Sanborn                               By: /s/  Alex H. Edwards III
    --------------------------------------               -------------------------------------------

Title: Vice President, National Agreements            Title:  Sr. Vice President, Sales & Marketing
                                                              --------------------------------------

Date: 4/23/01                                         Date: 3/26/01
      ------------------------------------                  ----------------------------------------

                                          Vendor Federal Tax ID No.: 59-3252632
                                                                    -----------


                                   Exhibits
                                   --------

A:    Products & Services with Prices

B:    Specific Purchasing Terms

                                                                       Exhibit A
                         Healthtrust Purchasing Group
                             Purchasing Agreement
                                 No. _________
            Vendor:  SRI/Surgical Express, Sterile Recoveries, Inc.
                          Date______________________

Additional Terms and description of Services

1. SERVICES: Vendor will deliver, pick up, decontaminate, package, sterilize and return to Purchaser the reusable surgical apparel, linens, and specialty items ("Products") identified on the attached Product/Pricing sheet.

2. PURCHASER'S RESPONSIBILITIES: Purchaser shall place soiled reusable Products in receptacles that are to be returned to Vendor and Purchaser shall give its best efforts not to place any in such receptacles. In the event Purchaser places Purchaser-owned items into Vendor's approved receptacles, Vendor shall decontaminate those items and return them to Purchaser. Vendor and Purchaser will work together to prevent or minimize such occurrences.

3. DELIVERY SCHEDULE: Vendor shall maintain a regular delivery and pick up schedule as agreed to by the Purchaser. Such delivery and pick up obligations will be relieved during any period during which Vendor's employees do not have access to Purchaser's or Vendor's facilities by reason of war, flood, storm, military action, nuclear hazard, energy shortage, utility failure, government action or regulation, fire, riot, act of God, or any other reason not within Vendor's reasonable control. The Purchaser is authorized to stock one additional day of inventory above normal on hand quantities on all such items deemed by the Purchaser to be critical and necessary.

4. TITLE TO PRODUCT: All reusable Products supplied to Purchaser shall remain the property of Vendor and are supplied for the exclusive use of Purchaser.

5. PRODUCT DAMAGE OR LOSS: Vendor will bear all costs of loss, damage and repairs to Products. Vendor will review with Purchaser any Product returns which are deemed by Vendor to be damaged beyond repair (normal wear excepted) and Purchaser shall, within thirty (30) days, provide Vendor/Surgical Express inservice time to re-inservice Purchaser's staff on proper care and handling.

6. PRICING TERMS AND CONDITIONS: Service will be provided, and Purchaser shall pay for such Service, at the prices set forth in Exhibit A. If Purchaser is an existing customer of Vendor and receiving better pricing for any products listed in Exhibit A, then Vendor will continue to provide Purchaser with the better pricing until existing Service Agreement expires. All Product inventory must be returned to Vendor within four (4) weeks or one week for instrumentation of the delivery date. No credit will be issued for unused inventory. All inventory not returned within four (4) weeks will be subject to a monthly rental charge equal to the individual rental prices set forth in Exhibit A. A packing slip shall accompany each Product delivery and Purchaser will be invoiced weekly for the prior week's shipment/service. Purchaser agrees to notify Vendor of any problem invoices at the earliest possible date. All charges are exclusive of applicable federal, state, or local taxes, unless Purchaser supplies an exemption or direct payment certificate. Purchaser shall pay, or reimburse Vendor for paying, any such taxes, and Vendor may add such taxes to its invoices.

                                    Initial
                                                                      HPG_______
                                                                   Vendor_______

                                                                       Exhibit B

                         Healthtrust Purchasing Group
                             Purchasing Agreement
                                 No. _________
            Vendor:  SRI/Surgical Express, Sterile Recoveries, Inc.
                          Date______________________

                           Specific Purchasing Terms

Award Basis:
-----------
                                                  Applicable Products / Services
               Optional Source Award              All Services
                                                  ------------
                  Exclusive/Primary Reusable packs and gowns

Term:                    Commencement Date: May 1, 2001
----

                         Expiration Date: April 30, 2004

Prior Agreement:   The (N/A) agreement with Vendor is superceded by this
---------------    Agreement.


GPO Fees:                ____3%________________________________________
---------

Ordering Process:        [_]Internet     [_]EDI          [_]Purchase Order
----------------         [_]Verbal       [_]Facsimile    [_]Other


Payment Terms:    Net due fifteen (15) days from receipt of invoice
-------------

Delivery Time:    Seven (7) calendar days from receipt of order
-------------

Delivery Terms:
--------------

Origin:           [X] Vendor (direct)    [_][_] Distributor
                                           Purchaser's agreement with the
                                           distributor shall control.

                  [_][_]Both of the above apply.

Freight / Shipping Charges:
--------------------------

          [_][_] Freight/shipping charges are not included in the Product price and shall be "prepaid" by Vendor and added to the invoice as a separate line item that is identified as either a "freight" or "shipping" charge. The freight/shipping charge shall not include any additional amounts for shipping for which Vendor is responsible pursuant to paragraphs 7.2 and 7.3 of the Agreement.

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

     [X] Freight/shipping costs are included in the Product price, subject to Purchaser's obligations for additional freight/shipping charges as stated in paragraph 7.2 of the Agreement.

     [_][_] Freight collect via carrier designated by Purchaser or HPG.


Training, Repair, Safety:
------------------------

Operator Training provided to each Purchaser by Vendor: __Inservice available throughout term of agreement_____________________________

Preventative maintenance and repair instruction to be supplied to each Purchaser by Vendor: ___N/A____________________________

Repair and replacement parts lists, ordering instructions, and alternative sources of parts to be supplied to each Purchaser by Vendor: _All instructions included during inservicing an attached service agreement.______________________________

Vendor shall provide each Purchaser Material Safety Data Sheets (MSDS) for all material/chemical Product purchases in compliance with OSHA standards and those of any other applicable federal, state or local law or regulation.______________

Vendor Contacts for Notices:
---------------------------

     Vendor's MBE Contact:    Michael Lufkin
                              Vice President of Sales, Business Development
                              SRI/Surgical Express, Sterile Recoveries, Inc.
                              28100 US Hwy 19 North, Suite 201
Clearwater, FL  33761

     Vendor's contact for notices under the Agreement:
                              Michael Lufkin
                              Vice President of Sales, Business Development SRI/Surgical Express, Sterile Recoveries, Inc. 28100 US Hwy 19 North, Suite 201
                              Clearwater, FL  33761

     Vendor's contact for receiving updated lists of Participants:
                              Michael Lufkin
                              Vice President of Sales, Business Development SRI/Surgical Express, Sterile Recoveries, Inc. 28100 US Hwy 19 North, Suite 201
                              Clearwater, FL  33761

                                                                Initial:
                                                                HPG__________
                                                                Vendor__________

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